EX 99.1

TRADED: NYSE (IEX)
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

MONDAY, JANUARY 30, 2017

IDEX REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;
Q4 ORDERS UP 10 PERCENT WITH SALES UP 6 PERCENT

LAKE FOREST, IL, JANUARY 30 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve- month periods ended December 31, 2016.

2016 Highlights

•	Orders were up 6 percent for the year and 10 percent in the fourth quarter

•	Sales were up 5 percent for the year and 6 percent in the fourth quarter

•	Reported EPS was $3.53 with adjusted EPS of $3.75, up 6 percent

•	Cash from operations of $400 million led to free cash flow of $362 million, up 12 percent

•	Deployed over $500 million on three acquisitions

•	Divested four non-strategic businesses

Full Year 2016
Orders of $2.1 billion were up 6 percent (flat organic, +7 percent acquisitions/divestitures and -1 percent foreign currency translation) compared with the prior year.

Sales of $2.1 billion were up 5 percent (-1 percent organic, +7 percent acquisitions/divestitures and -1 percent foreign currency translation) compared with the prior year.

Gross margin of 44.0 percent was down 80 basis points from the prior year, primarily due to $14.8 million of pre-tax fair value inventory step-up charges from the three 2016 acquisitions compared to $3.7 million from the 2015 acquisitions.

Operating income of $406 million resulted in an operating margin of 19.2 percent. Adjusted for a $22.3 million loss on the four divestitures, a $3.6 million pension settlement charge and $3.7 million of restructuring-related charges, adjusted operating income was $435 million with an adjusted operating margin of 20.6 percent, down 40 basis points from the prior year adjusted operating margin primarily due to the fair value inventory step-up charges. Adjusted operating income drove adjusted EBITDA of $531 million which was 25 percent of sales and covered interest expense by more than 11 times.

The effective tax rate of 26.4 percent was favorably impacted by a tax benefit generated from the loss on divestitures. The effective tax rate adjusted to exclude the tax impact from the loss on divestitures, as well as the tax impact from the pension settlement and the restructuring charges was 27.6 percent.

Net income was $271 million which resulted in EPS of $3.53. Adjusted for the net loss on divestitures, the pension settlement and restructuring charges, adjusted EPS of $3.75 increased 20 cents, or 6 percent, from prior year adjusted EPS.

Fourth Quarter 2016
Orders of $547 million were up 10 percent (+3 percent organic, +9 percent acquisitions/divestitures and -2 percent foreign currency translation) compared with the prior year period.

Sales of $530 million were up 6 percent (flat organic, +8 percent acquisitions/divestitures and -2 percent foreign currency translation) compared with the prior year period.

Gross margin of 43.8 percent was down 90 basis points from the prior year period, primarily due to the remaining $4.4 million pre-tax fair value inventory step-up charge from the SFC acquisition recorded in the fourth quarter.

Operating income of $81 million resulted in an operating margin of 15.3 percent. Adjusted for a $20.2 million loss on the two fourth quarter divestitures, a $3.6 million pension settlement charge and $3.7 million of restructuring-related charges, adjusted operating income was $109 million with an adjusted operating margin of 20.5 percent, down 50 basis points from the prior year adjusted operating margin primarily due to the fair value inventory step-up charge for the SFC acquisition. Adjusted operating income drove adjusted EBITDA of $135 million which was 25 percent of sales and covered interest expense by more than 11 times.

The effective tax rate of 21.2 percent was favorably impacted by a tax benefit generated from the loss on divestitures. The effective tax rate adjusted to exclude the tax impact from the loss on divestitures, as well as the tax impact from the pension settlement and the restructuring charges was 26.1 percent.

Net income was $57 million which resulted in EPS of 75 cents. Adjusted for the net loss on divestitures, the pension settlement and restructuring charges, adjusted EPS of 96 cents increased 2 cents, or 2 percent, from prior year adjusted EPS.

Cash from operations of $116 million was up 17 percent and led to free cash flow of $106 million which was 143 percent of adjusted net income.

“We finished 2016 on a strong note with fourth quarter organic order growth of 3 percent. This organic order growth, coupled with the organic growth in the third quarter, resulted in our first consecutive quarterly organic order growth since 2014. We are beginning to see encouraging indicators within the North American industrial market, although sustainability is yet to be determined. Despite the challenging market conditions in 2016, the team expanded adjusted operating margins, exclusive of the step-up charges from our recent acquisitions. We also delivered free cash flow growth of 12 percent to $362 million. Free cash flow of 125 percent of adjusted net income was driven by both operating and working capital execution and our 2016 acquisitions.

We remain committed to our strategy and supporting capital deployment plan. We will invest in organic growth, pay consistent shareholder dividends, opportunistically repurchase our stock and strategically acquire businesses. With that in mind, we deployed over $500 million on three strategic acquisitions in 2016. We remain confident in our ability to pursue acquisitions in the coming year. In the second half of 2016, we also took the opportunity to optimize our portfolio and divested four non-strategic businesses. We will remain disciplined in our capital deployment strategies and continue to deploy capital to maximize total shareholder returns.

A solid finish to 2016 and a positive start to 2017 provide an improved outlook. However, we remain cautious due to the global economic uncertainty and project 1 to 2 percent organic growth in 2017. We expect to deliver full year 2017 EPS of $3.87 to $3.95, which includes a 12 cent foreign currency headwind, with first quarter EPS in the range of 91 to 93 cents.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Fourth Quarter 2016 Segment Highlights

Fluid & Metering Technologies

•	Sales of $207 million reflected a 4 percent decrease compared to the fourth quarter of 2015 (flat organic, -3 percent divestitures and -1 percent foreign currency translation).

•
Operating income of $53 million resulted in an operating margin of 25.8 percent. Adjusted for $2.0 million of the pension settlement and $0.9 million of restructuring-related charges, adjusted operating income was $56 million with an adjusted operating margin of 27.2 percent, a 190 basis point increase compared to prior year adjusted operating margin primarily due to productivity initiatives partially offset by lower volume.

•
EBITDA of $60 million resulted in an EBITDA margin of 28.8 percent. Adjusted for $2.0 million of the pension settlement and $0.9 million of restructuring-related charges, adjusted EBITDA of $63 million resulted in an adjusted EBITDA margin of 30.2 percent, a 150 basis point increase compared to prior year adjusted EBITDA margin.

Health & Science Technologies

•	Sales of $188 million reflected a 1 percent increase compared to the fourth quarter of 2015 (-1 percent organic, +5 percent acquisitions/divestitures and -3 percent foreign currency translation).

•
Operating income of $35 million resulted in an operating margin of 18.4 percent. Adjusted for $1.1 million of restructuring-related charges, adjusted operating income was $36 million with an adjusted operating margin of 19.0 percent, a 330 basis point decrease compared to the prior year adjusted operating margin primarily due to the $4.4 million pre-tax fair value inventory step-up charge from the SFC acquisition.

•
EBITDA of $47 million resulted in an EBITDA margin of 25.2 percent. Adjusted for $1.1 million of restructuring-related charges, adjusted EBITDA of $49 million resulted in an adjusted EBITDA margin of 25.8 percent, a 230 basis point decrease compared to prior year adjusted EBITDA margin.

Fire & Safety/Diversified Products

•	Sales of $135 million reflected a 37 percent increase compared to the fourth quarter of 2015 (+3 percent organic, +37 percent acquisition and -3 percent foreign currency translation).

•
Operating income of $30 million resulted in an operating margin of 22.4 percent. Adjusted for $0.5 million of the pension settlement and $1.4 million of restructuring-related charges, adjusted operating income was $32 million with an adjusted operating margin of 23.8 percent, a 150 basis point decrease compared to prior year adjusted operating margin primarily due to the dilutive impact on margins from the 2016 acquisitions.

•
EBITDA of $34 million resulted in an EBITDA margin of 25.2 percent. Adjusted for $0.5 million of the pension settlement and $1.4 million of restructuring-related charges, adjusted EBITDA of $36 million resulted in an adjusted EBITDA margin of 26.7 percent, a 50 basis point decrease compared to prior year adjusted EBITDA margin.

For the fourth quarter of 2016, Fluid & Metering Technologies contributed 39 percent of sales, 45 percent of operating income and 42 percent of EBITDA; Health & Science Technologies accounted for 35 percent of sales, 29 percent of operating income and 34 percent of EBITDA; and Fire & Safety/Diversified Products represented 26 percent of sales, 26 percent of operating income and 24 percent of EBITDA.

2016 Restructuring Actions
During the fourth quarter of 2016, the Company recorded $3.7 million of restructuring costs as part of initiatives that support the implementation of key strategic efforts designed to facilitate long-term, sustainable growth through cost reduction actions, primarily consisting of employee reductions and facility rationalization. These initiatives are expected to generate annual savings in excess of $4 million starting in 2017.

2016 Divestitures
In 2016, the Company divested four businesses that were no longer aligned with our long-term strategic objectives (Hydra-Stop - July 2016; CVI Japan - September 2016; IETG - October 2016; and CVI Korea - December 2016). These four businesses were sold for cash proceeds of $39.1 million and generated a pre-tax loss of $22.3 million, which included $14.3 million of currency translation adjustments (CTA) that were reclassified from equity upon sale of these businesses. These four businesses generated approximately $40 million of revenue through their respective dates of sale in the Company’s 2016 results.

Pension Settlement
IDEX implemented a program to de-risk its pension plans by offering certain former U.S. employees with a vested pension benefit an option to take a one-time lump sum distribution rather than future monthly pension payments. Payments were made from the retirement plan assets during the fourth quarter of 2016. This action reduced IDEX’s pension benefit obligations by approximately $11 million as of December 31, 2016. IDEX recognized a pre-tax pension settlement charge of $3.6 million in the fourth quarter of 2016.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Organic orders and sales are calculated according to U.S. GAAP excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.

•	Adjusted operating income is calculated as operating income plus restructuring expenses plus or minus the loss or gain on sale of businesses plus the pension settlement charge.

•	Adjusted operating margin is calculated as adjusted operating income divided by net sales.

•
Adjusted net income is calculated as net income plus restructuring expenses plus or minus the loss or gain on sale of businesses plus the pension settlement charge, net of the statutory tax expense or benefit.

•
EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconciled EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses plus or minus the loss or gain on sale of businesses plus the pension settlement charge.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 3: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	For the Quarter Ended December 31,		For the Year Ended December 31,	
	2016	2015	2016	2015
Reported net income	**$ 57,347**	$ 67,763	**$ 271,109**	$ 282,807
+Restructuring expenses	**3,674**	6,516	**3,674**	11,239
+Tax impact on restructuring expenses	**(1,299)**	(1,942)	**(1,299)**	(3,586)
+Loss (gain) on sale of businesses - net	**20,231**	-	**22,298**	(18,070)
+Tax impact on loss (gain) on sale of businesses - net	**(8,239)**	-	**(9,706)**	4,839
+Pension settlement	**3,554**	-	**3,554**	-
+Tax impact on pension settlement	**(1,257)**	-	**(1,257)**	-
Adjusted net income	**$ 74,011**	$ 72,337	**$ 288,373**	$ 277,229
Reported EPS	**$ 0.75**	$ 0.88	**$ 3.53**	$ 3.62
+Restructuring expenses	**0.05**	0.08	**0.05**	0.14
+Tax impact on restructuring expenses	**(0.02)**	(0.02)	**(0.02)**	(0.04)
+Loss (gain) on sale of businesses - net	**0.26**	-	**0.29**	(0.23)
+Tax impact on loss (gain) on sale of businesses - net	**(0.11)**	-	**(0.13)**	0.06
+Pension settlement	**0.05**	-	**0.05**	-
+Tax impact on pension settlement	**(0.02)**	-	**(0.02)**	-
Adjusted EPS	**$ 0.96**	$ 0.94	**$ 3.75**	$ 3.55
Diluted weighted average shares	**76,806**	77,091	**76,758**	77,972

Table 4: Reconciliations of EBITDA to Net Income (in thousands)

For the Quarter Ended December 31,

	2016					2015				
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Operating income (loss)	$ 53,376	$ 34,694	$ 30,179	$ (36,838)	$ 81,411	$ 49,841	$ 40,060	$ 24,565	$ (16,207)	$ 98,259
- Other (income) expense - net	158	(455)	(214)	(2,834)	(3,345)	54	169	(362)	(515)	(654)
+ Depreciation and amortization	6,447	12,254	3,640	227	22,568	7,341	10,953	1,477	375	20,146
EBITDA	59,665	47,403	34,033	(33,777)	107,324	57,128	50,844	26,404	(15,317)	119,059
- Interest expense					12,009					10,226
- Provision for income taxes					15,400					20,924
- Depreciation and amortization					22,568					20,146
Net income					$ 57,347					$ 67,763
Net sales (eliminations)	$ 207,113	$ 188,334	$ 135,013	$ (41)	$ 530,419	$ 215,150	$ 186,578	$ 98,343	$ (273)	$ 499,798
Operating margin	25.8 %	18.4 %	22.4 %	n/m	15.3 %	23.2 %	21.5 %	25.0 %	n/m	19.7 %
EBITDA margin	28.8 %	25.2 %	25.2 %	n/m	20.2 %	26.6 %	27.3 %	26.8 %	n/m	23.8 %

For the Year Ended December 31,

	2016					2015				
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Operating income (loss)	$214,242	$153,722	$ 121,888	$ (84,051)	$ 405,801	$204,506	$ 157,948	$ 115,745	$ (46,461)	$ 431,738
- Other (income) expense - net	(192)	(1,960)	(1,556)	(4,619)	(8,327)	(840)	(178)	(1,453)	228	(2,243)
+ Depreciation and amortization	28,458	45,298	11,956	1,180	86,892	27,662	42,827	6,051	1,580	78,120
EBITDA	242,892	200,980	135,400	(78,252)	501,020	233,008	200,953	123,249	(45,109)	512,101
- Interest expense					45,616					41,636
- Provision for income taxes					97,403					109,538
- Depreciation and amortization					86,892					78,120
Net income					$ 271,109					$ 282,807
Net sales (eliminations)	$ 849,101	$ 744,809	$ 520,009	$ (876)	$ 2,113,043	$ 860,792	$ 738,996	$ 423,915	$ (3,035)	$ 2,020,668
Operating margin	25.2 %	20.6 %	23.4 %	n/m	19.2 %	23.8 %	21.4 %	27.3 %	n/m	21.4 %
EBITDA margin	28.6 %	27.0 %	26.0 %	n/m	23.7 %	27.1 %	27.2 %	29.1 %	n/m	25.3 %

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, January 31, 2017 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13652250.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following:

economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the SEC and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION

Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Quarter Ended December 31, 2016	Quarter Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2015
Net sales	$ 530,419	$ 499,798	$ 2,113,043	$ 2,020,668
Cost of sales	297,934	276,399	1,182,276	1,116,353
Gross profit	232,485	223,399	930,767	904,315
Selling, general and administrative expenses	127,169	118,624	498,994	479,408
Restructuring expenses	3,674	6,516	3,674	11,239
Loss (gain) on sale of businesses - net	20,231	-	22,298	(18,070)
Operating income	81,411	98,259	405,801	431,738
Other (income) expense - net	(3,345)	(654)	(8,327)	(2,243)
Interest expense	12,009	10,226	45,616	41,636
Income before income taxes	72,747	88,687	368,512	392,345
Provision for income taxes	15,400	20,924	97,403	109,538
Net income	$ 57,347	$ 67,763	$ 271,109	$ 282,807
Earnings per Common Share [(a)]:				
Basic earnings per common share	$ 0.75	$ 0.89	$ 3.57	$ 3.65
Diluted earnings per common share	$ 0.75	$ 0.88	$ 3.53	$ 3.62
Share Data:				
Basic weighted average common shares outstanding	75,955	76,211	75,803	77,126
Diluted weighted average common shares outstanding	76,806	77,091	76,758	77,972

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2016	December 31, 2015
Assets		
Current assets		
Cash and cash equivalents	$ 235,964	$ 328,018
Receivables - net	272,813	260,000
Inventories	252,859	239,124
Other current assets	61,085	35,542
Total current assets	822,721	862,684
Property, plant and equipment - net	247,816	240,945
Goodwill and intangible assets	2,068,096	1,684,366
Other noncurrent assets	16,311	17,448
Total assets	$ 3,154,944	$ 2,805,443
Liabilities and shareholders' equity		
Current liabilities		
Trade accounts payable	$ 128,933	$ 128,911
Accrued expenses	152,852	153,672
Short-term borrowings	1,046	1,087
Dividends payable	26,327	25,927
Total current liabilities	309,158	309,597
Long-term borrowings	1,014,235	839,707
Other noncurrent liabilities	287,657	212,848
Total liabilities	1,611,050	1,362,152
Shareholders' equity	1,543,894	1,443,291
Total liabilities and shareholders' equity	$ 3,154,944	$ 2,805,443

IDEX CORPORATION

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31, 2016	2015
Cash flows from operating activities		
Net income	$ 271,109	$ 282,807
Adjustments to reconcile net income to net cash provided by operating activities:		
Loss (gain) on sale of businesses - net	22,298	(18,070)
Asset impairments	205	795
Gain on sale of fixed assets	(28)	(114)
Depreciation and amortization	37,854	35,694
Amortization of intangible assets	49,038	42,426
Amortization of debt issuance costs	1,295	1,612
Share-based compensation expense	20,326	20,048
Deferred income taxes	(18,009)	(339)
Excess tax benefit from share-based compensation	-	(5,265)
Non-cash interest expense associated with forward starting swaps	6,851	7,030
Pension settlement	3,554	-
Changes in (net of the effect from acquisitions and divestitures):		
Receivables	302	8,832
Inventories	32,747	4,557
Other current assets	(22,006)	(2,728)
Trade accounts payable	73	(2,828)
Accrued expenses	(5,470)	(16,672)
Other — net	(222)	2,536
Net cash flows provided by operating activities	399,917	360,321
Cash flows from investing activities		
Additions of property, plant and equipment	(38,242)	(43,776)
Acquisition of businesses, net of cash acquired	(510,001)	(195,013)
Proceeds from sale of businesses, net of cash sold	39,064	27,677
Proceeds from fixed asset disposals	49	894
Other — net	(69)	(273)
Net cash flows used in investing activities	(509,199)	(210,491)
Cash flows from financing activities		
Borrowings under revolving facilities	501,529	414,032
Proceeds from 3.20% Senior Notes	100,000	-
Proceeds from 3.37% Senior Notes	100,000	-
Payments under revolving facilities	(520,125)	(333,630)
Payment of 2.58% Senior Euro Notes	-	(88,420)
Debt issuance costs	(246)	(1,739)
Dividends paid	(102,650)	(96,172)
Proceeds from stock option exercises	30,240	19,217
Excess tax benefit from share-based compensation	-	5,265
Purchase of common stock	(57,272)	(210,822)
Unvested shares surrendered for tax withholding	(4,928)	(3,259)
Net cash flows provided by (used in) financing activities	46,548	(295,528)
Effect of exchange rate changes on cash and cash equivalents	(29,320)	(35,421)
Net decrease in cash	(92,054)	(181,119)
Cash and cash equivalents at beginning of year	328,018	509,137
Cash and cash equivalents at end of period	$ 235,964	$ 328,018